EXHIBIT 99.1

Xenon Pharmaceuticals Reports Third Quarter 2015 Financial Results and Provides Corporate Update

Progress Includes Initiation of XEN801 Phase 1 Clinical Trial and Achievement of Milestones in Genentech Nav1.7 Clinical Program and Pain Genetics Collaboration

Conference Call/Webcast Today at 5:00 p.m. Eastern Time

BURNABY, British Columbia, Nov. 10, 2015 (GLOBE NEWSWIRE) -- Xenon Pharmaceuticals Inc. (Nasdaq:XENE), a clinical-stage biopharmaceutical company, today reported its financial results for the quarter ended September 30, 2015 and provided a corporate update.

Dr. Simon Pimstone, Xenon's President and Chief Executive Officer, said, "We are pleased with our progress in the third quarter in advancing both our partnered and proprietary programs. We have achieved important milestones that underscore the therapeutic potential and breadth of our pipeline and the value of our Extreme Genetics platform. We have achieved two recent milestones in our collaboration with Genentech including advancement of a second Nav1.7 inhibitor into clinical testing and identification of a novel pain gene in our pain genetics collaboration. In addition, we advanced XEN801 into clinical development and a Phase 1 trial is ongoing. We believe that we are well positioned to continue to build on this momentum, with additional development stage milestones anticipated for the remainder of this year and into 2016, and that we have sufficient resources and capabilities to achieve our near-term goals."

2015 Achievements to Date

Partnered Pain Programs with Teva and Genentech

  Xenon's partner Teva Pharmaceutical Industries Ltd. is conducting a randomized, double-blind, placebo-controlled Phase 2b clinical trial for TV-45070 in patients with post-herpetic neuralgia, with results expected in the second half of 2016.
  Xenon's partner Genentech Inc., a member of the Roche Group, is currently conducting a Phase 1 clinical trial for GDC-0276, which is expected to complete patient enrollment by the end of 2015. GDC-0276 is a selective, oral Nav1.7 small-molecule inhibitor being developed for the treatment of pain.
  Genentech recently advanced a second selective, oral Nav1.7 small-molecule inhibitor, GDC-0310, into a Phase 1 clinical trial.
  Xenon and Genentech also have an active research collaboration focused on other selective, oral small molecule inhibitors of Nav1.7.
  Xenon and Genentech's second collaboration is focused on the discovery of novel pain targets in rare human pain disorders where individuals have either an inability to perceive pain or where individuals have non-precipitated spontaneous severe pain. Xenon met a key goal of this collaboration by identifying a new pain target, triggering a milestone payment in September 2015.

Xenon's Proprietary Programs

  XEN801, is a stearoyl Co-A desaturase, or SCD1 inhibitor, for the treatment of acne. Xenon initiated a Phase 1 clinical trial for XEN801 in September 2015. If supported by positive data from the Phase 1 trial, Xenon plans to initiate a Phase 2 clinical trial by the end of 2015 or early 2016 in patients with moderate to severe acne. SCD1 is an enzyme involved in lipid synthesis that is expressed in sebaceous glands in the skin. By inhibiting SCD1, XEN801 represents a novel approach to treat acne with a dual mechanism of action expected to reduce both sebum production and the size and number of sebaceous glands.
  Xenon's development of a Nav1.6 sodium channel inhibitor for the treatment of Dravet Syndrome, an orphan disease of severe childhood epilepsy, continues to progress and Xenon expects to file an investigational new drug application in the second half of 2016. Xenon's approach to treating Dravet Syndrome is to develop selective and potent inhibitors of Nav1.6 which have demonstrated efficacy for seizures in a pre-clinical animal model.
  Xenon also anticipates announcing its next drug discovery program in 2015 by leveraging its Extreme Genetics discovery platform and expertise in ion channel chemistry and biology.

Glybera

  Xenon's Glybera licensee, uniQure Biopharma B.V. (Nasdaq:QURE), has reported that its commercialization partner, Chiesi Farmaceutici S.p.A., has submitted price and reimbursement dossiers in key European countries in order to make Glybera accessible to patients. Chiesi has sole control over commercialization in Europe and neither uniQure nor Xenon will be providing additional guidance regarding commercialization progress. Glybera is the first gene therapy product approved in the European Union for the treatment of the orphan disorder lipoprotein lipase deficiency, and is the first product whose active ingredient was derived from Xenon's platform to receive commercial approval. Xenon is eligible to receive a royalty on commercial sales.

Third Quarter 2015 Financial Results

Cash and cash equivalents and marketable securities as of September 30, 2015 were $65.5 million, compared to $84.0 million as of December 31, 2014. There were 14,344,267 shares outstanding as of September 30, 2015.

For the quarter ended September 30, 2015, Xenon reported total revenue of $4.3 million, compared to $13.2 million for the same period in 2014. Revenue in both periods was primarily derived from Xenon's collaboration agreements with Teva and Genentech. The decrease of $8.9 million was primarily attributable to an $8.0 million milestone payment from Genentech in the third quarter of 2014 and revenue recognized relating to the upfront payment from the December 2011 collaborative development and license agreement with Genentech which was fully recognized by December 2014. The remaining decrease was due to less full time equivalent funding from Genentech and Teva and the change in the foreign exchange rate between the U.S. and Canadian dollar.

Research and development expenses for the quarter ended September 30, 2015 were $3.8 million, compared to $3.2 million for the same period in 2014. The increase of $0.6 million was primarily attributable to an increase in spending on XEN801 in preparation for clinical development which began in September 2015 and the Nav1.6 sodium channel inhibitor program, partially offset by decreases in Teva and Genentech collaboration expenses.

General and administrative expenses for both the quarter ended September 30, 2015 and the same period in 2014 were $1.3 million. For the three months ended September 30, 2015, we recognized a recovery of $1.0 million due to the change in fair value of our liability classified stock options granted to directors and certain consultants until the options were reclassified back to equity in September 2015. Offsetting the recovery was an increase primarily attributable to additional expenses incurred as a public company and acceleration of stock based compensation expense for certain consultants.

Other expense for the quarter ended September 30, 2015 was $3.0 million, compared to other income of $0.5 million for the same period in 2014. The change of $3.5 million was primarily attributable to $3.1 million of unrealized foreign exchange losses arising from the translation of Canadian denominated balances to U.S. dollars as a result of the functional currency change to U.S. dollars from Canadian dollars on January 1, 2015.

Net loss for the quarter ended September 30, 2015 was $3.8 million, compared to net income of $9.2 million for the comparative period in 2014. The decrease was primarily attributable to lower revenue, higher operating expenses and unrealized foreign exchange losses recorded in the quarter ended September 30, 2015.

Conference Call Today at 5:00 p.m. Eastern Time

Xenon will host a conference call and live audio webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss third quarter 2015 financial results and to provide a business update.

To participate in the call, please dial (855) 779-9075 for domestic callers or (631) 485-4866 for international callers, and provide conference ID number 74074102.  The webcast will be broadcast live on the investors section of Xenon's website at www.xenon-pharma.com and will be available for replay following the call for 30 days.

About Xenon Pharmaceuticals Inc.

Xenon is a clinical-stage biopharmaceutical company discovering and developing a pipeline of differentiated therapeutics for orphan indications that it intends to commercialize on its own and for larger market indications that the company intends to partner with global pharmaceutical companies. Xenon has built a core enabling discovery platform, referred to as Extreme Genetics®, for the discovery of validated drug targets by studying rare human diseases with extreme traits, including diseases caused by mutations in ion channels, known as channelopathies. Xenon's Extreme Genetics® platform has yielded the first approved gene therapy product in the European Union and a broad development pipeline and multiple pharmaceutical partnerships, including with Teva and Genentech. For more information, please visit www.xenon-pharma.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995 and Canadian securities laws. These forward-looking statements are not based on historical fact, and include statements regarding the timing of IND or IND equivalent submissions with regulatory agencies; the initiation of future clinical trials; potential efficacy, future development plans and commercial potential of our product candidates; the timing of the completion of and results from additional clinical trials and pre-clinical development activities; our achievement of certain milestones under our collaboration agreements; the plans of our collaboration partners and their interactions with regulatory agencies; the results of research and development efforts; the timing for identifying new pain targets in our existing collaboration with Genentech and announcing another proprietary drug discovery program and the sufficiency of our resources and capabilities to achieve our near-term goals. These forward-looking statements are based on current assumptions that involve risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: clinical trials may not demonstrate safety and efficacy of any of our or our collaborators' product candidates; our Extreme Genetics discovery platform or ongoing collaborations may not yield additional product candidates; any of our or our collaborators' product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; Glybera may have its conditional regulatory approval revoked or modified or may not attain adequate reimbursement coverage from third party payers; we may not achieve additional milestones pursuant to our collaboration agreements; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; adverse conditions in the general domestic and global economic markets; as well as the other risks identified in our filings with the Securities and Exchange Commission and the securities commissions in British Columbia, Alberta and Ontario. These forward-looking statements speak only as of the date hereof and we assume no obligation to update these forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

The Xenon logo and "Extreme Genetics" are registered trademarks or trademarks of Xenon Pharmaceuticals Inc. in various jurisdictions.

Xenon Pharmaceuticals Inc.
Condensed balance sheets
(Unaudited)
(Expressed in thousands of U.S. dollars except share data)

	September 30,	December 31,
	2015	2014

Assets
Current assets:
Cash and cash equivalents and marketable securities	$65,469	$84,041
Other current assets	645	901
Other assets	3,830	2,476

Total assets	$69,944	$87,418

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$2,823	$2,664
Deferred revenue, current portion	2,513	11,622
Non-current liabilities	149	353

Total liabilities	$5,485	$14,639

Shareholders' equity	64,459	72,779

Total liabilities and shareholders' equity	$69,944	$87,418

Xenon Pharmaceuticals Inc.
Condensed statements of operations
(Unaudited)
(Expressed in thousands of U.S. dollars except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Revenue:
Collaboration revenue	$4,293	$13,192	$12,347	$23,489
Royalties	1	1	3	3
	4,294	13,193	12,350	23,492
Operating expenses:
Research and development	3,793	3,216	10,889	8,315
General and administrative	1,321	1,316	8,219	4,106
Total operating expenses	5,114	4,532	19,108	12,421

Income (loss) from operations	(820)	8,661	(6,758)	11,071
Other income (expense)	(3,007)	530	(5,057)	723

Net income (loss)	(3,827)	9,191	(11,815)	11,794
Net income attributable to participating securities	--	5,596	--	8,199
Net income (loss) attributable to common shareholders	$(3,827)	$3,595	$(11,815)	$3,595

Net loss per share attributable to common shareholders:
Basic	$(0.27)	$2.67	$(0.83)	$2.67
Diluted	$(0.27)	$1.69	$(0.83)	$1.71

Weighted-average shares outstanding:
Basic	14,298,612	1,348,417	14,251,006	1,346,989
Diluted	14,298,612	2,122,766	14,251,006	2,108,403
CONTACT: Ian Mortimer
         Chief Financial Officer and Chief Operating Officer
         Xenon Pharmaceuticals Inc.
         Phone: 604.484.3300
         Email: investors@xenon-pharma.com